UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 1, 2017
(Date of earliest event reported)

FEDERATED NATIONAL HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180
Sunrise, FL	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Federated National Insurance Company (“Federated National”) and Monarch National Insurance Company (“Monarch National”), subsidiaries of Federated National Holding Company (the “Company”), have each entered into a Reimbursement Contract (the “Contracts”), with The State Board of Administration of Florida (“SBA”) for the 2017-2018 hurricane season.  The SBA is the agency that administers the Florida Hurricane Catastrophe Fund (“FHCF”).

The Contracts will reimburse Federated National and Monarch National for covered property losses under their respective homeowners’ insurance policies resulting from hurricanes that cause damage in the State of Florida, from June 1, 2017 through May 31, 2018.

Under the Contract for Federated National, the FHCF will provide approximately $750.0 million (75% of $1 billion) of aggregate seasonal coverage for covered losses in excess of approximately $327.0 million subject to a 25% participation by Federated National. Federated National’s premium for the FHCF reinsurance coverage will be approximately $53.4 million.

Under the Contract for Monarch National, the FHCF will provide approximately $30.3 million (75% of $40.4 million) of aggregate seasonal covered losses in excess of approximately $12.4 million subject to a 25% participation by Monarch National. Monarch National’s premium for the FHCF reinsurance coverage will be approximately $2.0 million.

The Contracts are payable in three installments due August 1, 2017, October 1, 2017, and December 1, 2017.  The actual attachment points, total coverages and costs may vary as Federated National and Monarch National continue to write new and renewal business and will not be finalized until December 31, 2017.

As is common practice within the insurance industry, a portion of the risks insured under policies are transferred to other companies through the purchase of reinsurance.  The Company routinely purchases reinsurance through excess of loss type treaties from both the FHCF and multiple private reinsurance carriers.  Federated National’s existing catastrophe reinsurance treaties with private reinsurance carriers from 2016 are in effect through June 30, 2017 and certain treaties remain in effect until June 30, 2018. Monarch National’s existing catastrophe reinsurance treaties with private reinsurance carriers from 2016 are in effect through June 30, 2017. For those treaties ending on June 30, 2017 the Company will be negotiating the new private excess of loss type treaties in the coming months, which will afford additional coverage to Federated National and Monarch National separately, in conjunction with the coverage provided by the FHCF, and will have a term of at least one year beginning July 1, 2017.

Item 8.01          Other Events

In connection with the Company’s review of its subsidiaries’ financial condition and capital resources as of the end of the 2016 fiscal year, the Company’s Board of Directors has approved downstreaming $25 million of capital into FNIC effective December 31, 2016 to support FNIC’s book of business.

The description of the terms of the Contracts are qualified in their entirety by reference to the full text of the Contracts which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01           Financial Statements and Exhibits.

(c)	Exhibits.
10.1
Reimbursement Contract between Federated National Insurance Company and The State Board of Administration of Florida (SBA) as administrator of the Florida Hurricane Catastrophe Fund (FHCF), effective June 1, 2017

10.2
Reimbursement Contract between Monarch National Insurance Company and The State Board of Administration of Florida (SBA) as administrator of the Florida Hurricane Catastrophe Fund (FHCF), effective June 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED NATIONAL HOLDING COMPANY

Date: March 2, 2017	By:	/s/ Michael H. Braun
	Name:	Michael H. Braun
	Title:	Chief Executive Officer
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit Title
10.1
Reimbursement Contract between Federated National Insurance Company and The State Board of Administration of Florida (SBA) which administers the Florida Hurricane Catastrophe Fund (FHCF), effective June 1, 2017

10.2
Reimbursement Contract between Monarch National Insurance Company and The State Board of Administration of Florida (SBA) which administers the Florida Hurricane Catastrophe Fund (FHCF), effective June 1, 2017